UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
April 12, 2007

bebe stores, inc. (Exact name of registrant as specified in its charter)

California (State or Jurisdiction of Incorporation or Organization)	0-24395 (Commission File No.)	94-2450490 (IRS Employer Identification Number)

400 Valley Drive
Brisbane, California 94005
(Address of principal executive offices)

Registrant's telephone number, including area code
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. On April 12, 2007, bebe stores, inc. issued a press release announcing its March 2007 sales.

The press release relating to the March 2007 sales is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

    99.1.        Press Release dated April 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated April 12, 2007 bebe stores, inc. /s/ Walter Parks ______________________________________________________ Walter Parks, Chief Operating Officer and Chief Financial Officer

Exhibit 99.1

Contact: Walter Parks
                Chief Operating Officer
                bebe stores, inc.
                (415) 715-3900

bebe stores, inc. Announces March 2007 Sales;
Same Store Sales Increase 0.1%

BRISBANE, CALIF. – April 12, 2007 – bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $60.6 million for the five-week period ended April 7, 2007, an increase of 8.6% compared to sales of $55.8 million for the five-week period ended April 1, 2006. Same store sales for the five-week period ended April 7, 2007 increased 0.1% compared to an increase of 4.1% for March 2006.

Retail sales for the quarter ended April 7, 2007 were $151.3 million, up 15.4% from $131.1 million for the quarter ended April 1, 2006. Same store sales for the quarter ended April 7, 2007 decreased 0.4% compared to an increase of 4.7% in the prior year. Due to the 53rd week in fiscal 2007, same store sales for the quarter exclude the additional week from fiscal January 2007.

Retail sales for the year-to-date period ended April 7, 2007 were $504.5 million compared to $425.9 million for the year-to-date period ended April 1, 2006, an increase of 18.5%. Same store sales for the year-to-date period ending April 7, 2007 increased 5.9% compared to an increase of 7.1% for the year-to-date period ending March 2006. Due to the 53rd week in fiscal 2007, same store sales for the year-to-date period exclude the additional week from fiscal January 2007.

As of April 7, 2007, finished goods inventory per square foot was flat compared to the prior year.

“We are pleased with our customer’s response to the product currently in our stores and are reacting accordingly. However, due to sales being below our original expectations, we currently anticipate earnings per share at or below the low end of the range of $0.13 to $0.16 that we previously provided”, said Greg Scott, Chief Executive Officer.

bebe stores, inc. provides additional information on a recorded message. Interested parties are invited to listen to the message by calling 1-877-232-3757.

bebe stores, inc. will host a conference call on Thursday, May 3, 2007 at 1:30 PM Pacific Time to discuss third quarter results. Interested parties are invited to listen to the conference by calling (888) 241-2232. A replay of the call will be available by calling (800) 642-1687 and using the passcode “5401063". A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, Neda by bebe, Neda, BEBE SPORT and bebe O brand names. bebe currently operates 259 stores, of which 189 are bebe stores, 20 are bebe outlet stores, 49 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

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